Exhibit 2.2

                         COMMON STOCK PURCHASE AGREEMENT

      This AGREEMENT (this "Agreement") is entered into as of the 30th day of September, 2004, by and among Miller Capital Corporation, having an address at 4909 East McDowell Road, Suite 100, Phoenix, Arizona 85008-4293, Tudor Investments LTD Profit Sharing Plan, having an address at 1411 North Third, Phoenix, Arizona 85004 (each, a "Seller" and collectively, the "Sellers"), the purchasers listed on Annex A attached hereto (collectively referred to herein as the "Purchasers") and Creative Vistas, Inc., an Arizona corporation having an address at 4909 East McDowell Road, Suite 100, Phoenix, Arizona 85008-4293 (the "Company" or "Creative Vistas"). Certain capitalized terms used herein are defined in Section 9.12 hereof.

      WHEREAS, there are 10,000,000 shares of the common stock, no par value per share, of the Company ("Common Stock") issued and outstanding as of the date hereof;

      WHEREAS, the Purchasers desires to purchase, and the Sellers desire to sell 9,500,000 shares (the "Shares") of Common Stock owned by Sellers as more specifically set forth on Annex B hereto, upon the terms and conditions hereof, representing approximately 95% of the issued and outstanding Common Stock on a fully diluted basis as of the date hereof;

      WHEREAS, in order to induce the Sellers to enter into this Agreement, Purchasers have deposited earnest money in the amount of $25,000 ("Escrow Deposit") into an escrow account with John B. Lowy, P.C., a New York Professional Corporation (the "Escrow Agent"); and

      WHEREAS, in order to induce the Purchasers to buy the Shares, the Company and the Sellers have agreed to make certain representations, warranties and covenants hereunder.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Purchasers, Sellers and the Company hereby agree as follows:

                                    ARTICLE 1
                               Sale of the Shares

      Section 1.1 Sale of the Shares. Subject to the terms and conditions hereof, the Sellers will sell and deliver to the Purchasers and the Purchasers will purchase from the Sellers, the Shares for an aggregate purchase price of three hundred thousand U.S. dollars ($300,000), which price shall include the Escrow Deposit (the "Purchase Price").

      Section 1.2 Release of Escrow Deposit. Upon the signing of this Agreement by the parties hereto, the Escrow Deposit shall be irrevocably released to the Sellers and shall be nonrefundable to Purchasers.

                                    ARTICLE 2
                              Closing and Delivery

      Section 2.1 Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall be held at such a date (the "Closing Date") and time as determined at the mutual discretion of the Sellers and the Purchasers, provided however that the Closing shall take place within ten (10) days after the conditions precedent contained in Article 7 below have been satisfied. The Closing shall take place at the offices of Feldman Weinstein LLP, located at 420 Lexington Avenue, Suite 2620, New York, NY 10170.

      Section 2.2 Delivery at Closing. At the Closing:

            (a) the Sellers shall cause the Company to deliver to the Purchasers stock certificates representing the Shares in the Purchasers' names, in the individual amounts set forth on Annex A hereto, and evidence of the surrender and cancellation of the stock certificates in the names of the Sellers as listed on Annex B hereto; and

            (b) the Purchasers shall deliver the Purchase Price less the amount of the Escrow Deposit, to the Company in the form of certified bank checks or wire transfer of immediately available funds in the amounts and in the names as set forth on Annex B hereto.

                                    ARTICLE 3
          Representations and Warranties of the Sellers and the Company

      Except as set forth herein, the Company and the Sellers hereby, individually and separately, represent and warrant to the Purchasers that:

      Section 3.1 Organization; Capitalization. Creative Vistas is a duly organized and validly existing corporation in good standing under the laws of the State of Arizona, authorized to issue an aggregate of 100,000,000 shares of no par value Common Stock and 50,000 shares of no par value Preferred Stock. On the Closing Date, there will be issued and outstanding no more than 10,000,000 shares of Common Stock, all of which such issued and outstanding shares will be validly issued, fully paid and nonassessable. On the Closing Date, there will be issued and outstanding no shares of Preferred Stock. Except as contemplated by this Agreement, on the Closing Date there will be no issued or outstanding securities and no issued or outstanding options, warrants or other rights, or commitments or agreements of any kind, contingent or otherwise, to purchase or otherwise acquire capital stock of Creative Vistas or any issued or outstanding securities of any nature convertible into capital stock other than the 10,000,000 shares of Common Stock which are currently outstanding. There is no proxy or any other agreement, arrangement or understanding of any kind authorized, effective or outstanding which restricts, limits or otherwise affects the right to vote any shares of Common Stock. No shares of capital stock of Creative Vistas were issued in violation of the preemptive rights of any person or entity.


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

      Section 3.2 Binding Agreement. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of Creative Vistas. This Agreement has been duly executed and delivered by Creative Vistas and the Sellers and constitutes the legal, valid and binding obligation of Creative Vistas and the Sellers enforceable against each of them in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of rights hereunder or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Sellers are the lawful owners of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges. Except for an aggregate of 387,391 shares of Common Stock, the Sellers represent that they do not beneficially own any other shares of Common Stock other than those Shares being sold hereby.

      Section 3.3 Recent Business Operations. The business of Creative Vistas since its reorganization in 1996 has been limited to the search for an acquisition or merger partner and certain transactions described in its filings with the Commission (as defined below).

      Section 3.4 Foreign Qualifications. Creative Vistas is, and on the Closing Date will be, duly authorized, qualified and licensed under any and all applicable laws, regulations, ordinances or orders of public authorities to carry on its business in the places and in the manner as presently conducted.

      Section 3.5 Subsidiaries. Creative Vistas has, and immediately prior to the Closing, will have, no Subsidiaries other than A.C. Technical Acquisition Corp. ("Canco").

      Section 3.6 SEC Reports; Financial Statements. (a) The Company has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, since May 2001 (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Sellers have identified and made available to the Purchasers a copy of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and, to the knowledge of the Company and the Sellers, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements (the "Creative Vistas Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.


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

            (b) Except as set forth on Schedule 3.6(b) attached hereto, since the date of the filing of its most recently filed periodic report under the Exchange Act: (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect (as defined in Section
9.12 hereof); (ii) the Company has not incurred any liabilities (contingent or otherwise) or amended any material term of any outstanding security; (iii) the Company has not altered its method of accounting or the identity of its auditors; (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; (v) the Company has not issued any equity securities to any officer, director or Affiliate (as defined in Section 9.12 hereof) of the Company, any creation or other incurrence by Creative Vistas of any lien on any material asset; (vi) the Company has not made any loan, advance or capital contributions to or investment in any Person (as defined in Section 9.12 hereof); (vii) the Company has not entered into any transaction or commitment made, or any contract or agreement entered into, by Creative Vistas relating to its business or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by Creative Vistas of any contract or other right; (viii) the Company has not granted any severance or termination pay to any current or former director, officer or employee of Creative Vistas, or increased the benefits payable under any existing severance or termination pay policies or employment agreements or entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of Creative Vistas; (ix) the Company has not established, adopted or amended (except as required by applicable law) any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Creative Vistas; (x) the Company has not increased the compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of Creative Vistas; (xi) the Company has not made any tax election or any settlement or compromise of any tax liability, in either case that is material to Creative Vistas; and (xii) the Company has not entered into any transaction by the Company not in the ordinary course of business, other than with respect to that certain stock purchase agreement, dated as of September 29, 2004, by and among the Company, Canco, AC Technical Systems, Ltd. ("ACT") and the shareholders of ACT (the "ACT Stock Purchase Agreement").

      Section 3.7 No Adverse Changes. Except as set forth on Schedule 3.7 attached hereto, there has not been, and on the Closing Date there will not have been, any material change in the financial condition of Creative Vistas from that set forth in the Creative Vistas Financial Statements included in its most recently filed periodic report under the Exchange Act except for (i) transactions in the ordinary course of business, (ii) transactions relating to this Agreement and the ACT Stock Purchase Agreement, and (iii) the incurring of expenses and liabilities relating to this Agreement and the consummation of the transactions contemplated hereby.

      Section 3.8 Liabilities. Except as set forth on Schedule 3.8 attached hereto, there are, and on the Closing Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against Creative Vistas (whether such liabilities or claims are contingent or absolute, direct or indirect, accrued or unaccrued and matured or unmatured) not appearing on the Creative Vistas Financial Statements included in its most recently filed periodic report under the Exchange Act, except for liabilities for expenses incurred relating to this Agreement and the consummation of the transactions contemplated hereby.


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

      Section 3.9 Taxes. (a) Creative Vistas has (i) duly filed with the appropriate taxing authorities all tax returns required to be filed by or with respect to its business, or are properly on extension and all such duly filed tax returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provisions for on its balance sheet (in accordance with GAAP) all Taxes (as defined in Section 9.12 hereof) shown to be due on such tax returns. There are no liens for Taxes upon the assets of Creative Vistas except for statutory liens for current Taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. Creative Vistas has not received any notice of audit, is not undergoing any audit of its tax returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of its business which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by Creative Vistas with respect to any tax returns. Creative Vistas has not filed a request with the Internal Revenue Service for changes in accounting methods within the last three years which change would affect the accounting for tax purposes, directly or indirectly, of its business. Creative Vistas has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Taxes due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

      Section 3.10 Assets. Creative Vistas has, and on the Closing Date will have, no fixtures, furniture, equipment, inventory, accounts receivable or other assets.

      Section 3.11 Contracts. Except as set forth on Schedule 3.11 attached hereto, and other than with respect to this Agreement and the ACT Stock Purchase Agreement, Creative Vistas has, and on the Closing Date will have, no contracts, written or oral, to which it is, or on the Closing Date will be, a party.

      Section 3.12 No Conflicts. The execution and delivery by Creative Vistas and the Sellers of this Agreement, the consummation and performance of the transactions herein contemplated and compliance with the terms of this Agreement by Creative Vistas and the Sellers will not conflict with, result in a breach of or constitute a default under: (i) any indenture, mortgage, deed of trust or other agreement, instrument or contract to which Creative Vistas or any Seller is now a party or by which it or any of its assets or properties is bound; (ii) the Articles of Incorporation or the Bylaws of Creative Vistas, in each case as amended; or (iii) any law, order, rule, regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Creative Vistas or any Seller or any of their respective business or properties.

      Section 3.13 Legal Proceedings. There are, and on the Closing Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending or to Creative Vistas' knowledge threatened, against Creative Vistas, including, but not limited to any shareholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement, and, to Creative Vistas' best knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation against Creative Vistas. Creative Vistas is not, to its knowledge, a party to any order, judgment or decree which will, or might reasonably be expected to, adversely affect the business, operations, properties, assets or financial condition of Creative Vistas.


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

      Section 3.14 Certain Transactions. Except as contemplated hereby or as set forth on Schedule 3.14, there have been, and from the date hereof to the Closing Date, there will be: (i) no salaried or otherwise compensated employees and no bonuses paid to any officer or director of Creative Vistas; (ii) no loans made to or transactions with any officer or director of Creative Vistas; (iii) no dividends or distributions declared or paid by Creative Vistas; and (iv) no purchase by Creative Vistas or, to the knowledge of the Company and the Sellers, any third party, of any of the Common Stock (other than pursuant to open market transactions).

      Section 3.15 Issuances of Securities. As of the date hereof, Creative Vistas is not committed to issue, and from the date hereof to the Closing Date will not issue or commit itself to issue, any shares of capital stock or any options, rights, warrants, or other securities convertible into shares of its capital stock.

      Section 3.16 Intellectual Property. Creative Vistas have no patents, patent applications, trademarks, trademark registrations, trade names, copyrights, copyright registrations or applications therefor or other intellectual property. Creative Vistas and the Sellers have no knowledge of any infringements by Creative Vistas of any third party's intellectual property.

      Section 3.17 Compliance with Laws. Creative Vistas has, and on the Closing Date will have, in all material respects, operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations, except where the failure to so comply did not have and would not be expected to have a Material Adverse Effect on its business or property. To the best of its knowledge, Creative Vistas is not in violation of any federal, state or local environmental law or regulation.

      Section 3.18 Related Party Transactions. Except as set forth on Schedule
3.18 attached hereto, on the Closing Date, there will be no loans, leases, commitments, arrangements or other contracts of any kind or nature outstanding between (i) Creative Vistas and (ii) any officer, shareholder or director of Creative Vistas or any person related to or affiliated with any officer, shareholder or director of Creative Vistas, other than with respect to this Agreement and the ACT Stock Purchase Agreement.

      Section 3.19 Employee Benefit Plans. Creative Vistas has no pension plan, profit sharing or similar employee benefit plan.

      Section 3.20 Consents. Except for the consent and approval of the Board of Directors of Creative Vistas of this Agreement and the ACT Stock Purchase Agreement, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with the execution and delivery by Creative Vistas and the Sellers of this Agreement and the consummation of transactions contemplated hereby. Creative Vistas and each Seller has, and on the Closing Date will have, full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.


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

      Section 3.21 Finder's Fees. No brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and neither the Company nor any Seller has taken any action that would cause any Purchaser to be liable for any such fees or commissions. The Company agrees that the Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person for fees of the type contemplated by this Section with the transactions contemplated by this Agreement.

      Section 3.23 Employees. Except as set forth in its filings with the Commission, Creative Vistas has no employees.

      Section 3.24 Disclosure. The Company and each Seller confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or its agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company and each Seller understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company and the Sellers with respect to the representations and warranties made herein are, to the knowledge of the Company and the Sellers, true and correct with respect to such representations and warranties and, to the knowledge of the Company and the Sellers, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company and each Seller acknowledges and agrees that the Purchasers have not made, nor are the Purchasers making any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

      Section 3.25 Registration. The Common Stock is, and at the Closing Date will be, validly registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

      Section 3.26 Internal Accounting Controls; Sarbanes-Oxley Act of 2002. The Company is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 applicable to it as of the date hereof. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosures controls and procedures to ensure that material information relating to the Company, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's Form 10-KSB or 10-QSB, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the date of its most recently filed periodic report (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.


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

      Section 3.27 Trading With the Enemy Act; Patriot Act. To the knowledge of the Company and the Sellers, no sale of the Company's securities by the Company nor the Company's use of the proceeds from such sale has violated the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, the Company (a) is not a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079
(2001)) and (b) to the knowledge of the Company and the Sellers, does not engage in any dealings or transactions, or be otherwise associated, with any such person. The Company is in compliance with the USA Patriot Act of 2001 (signed into law October 26, 2001).

      Section 3.28 Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

      Section 3.29 Charter Documents. The charter documents of the Company have not been altered since its incorporation, except as filed in the record books of the Company and delivered to the Purchasers.

      Section 3.30. Corporate Minute Books. The corporate minute books of the Company are complete and the minutes and consents contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by the Company which required director or shareholder approval are reflected on the corporate minute books of the Company. The Company is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation or by-laws.

                                    ARTICLE 4
                        Representations of the Purchasers

      The Purchasers each represent and warrant to the Company and the Sellers, each only as to itself, as follows:

      Section 4.1 Execution and Delivery; No Violation. The execution, delivery and performance by the Purchasers of this Agreement are within the Purchasers' powers and do not violate any charter or bylaw, any contractual restriction contained in any agreement, or any order, judgment, decree, law or regulation, which binds or affects or purports to bind or affect the Purchasers.


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

      Section 4.2 Binding Effect. This Agreement, when executed and delivered by the Purchasers shall be irrevocable and will constitute the legal, valid and binding obligations of the Purchasers enforceable against the Purchasers in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

      Section 4.3 Investment Purpose. The Purchasers understand that no federal or state agency has made any finding or determination regarding the fairness of the Shares for investment, or any recommendation or endorsement of an investment in the Shares. Each of the Purchasers hereby represents that it is purchasing the Shares for its own account, with the intention of holding the Shares, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Shares, and shall not make any sale, transfer, or pledge thereof without registration under the Securities Act and any applicable securities laws of any state unless an exemption from registration is available under those laws.

      Section 4.4 Investment Representation. Each Purchaser represents he, if an individual, has adequate means of providing for his or her current needs and personal and family contingencies and has no need for liquidity in this investment in the Shares. Each Purchaser represents that he is an "Accredited Investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each Purchaser has no reason to anticipate any material change in his or her personal financial condition for the foreseeable future. Each Purchaser is financially able to bear the economic risk of this investment, including the ability to hold the Shares indefinitely or to afford a complete loss of his, her or its investment in the Shares. Each Purchaser represents that such Purchaser's overall commitment to investments which are not readily marketable is not disproportionate to the Purchaser's net worth, and the Purchaser's investment in the Shares will not cause such overall commitment to become excessive.

      Section 4.5 Opportunity to Ask Questions. Each Purchaser has had a full and fair opportunity to make inquiries about the terms and conditions of this Agreement, to discuss the same and all related matters with his own independent counsel, his own accountants and tax advisers. The Purchasers have been given the opportunity to ask questions of, and receive answers satisfactory to Purchasers from, the Company concerning the terms and conditions of this Agreement and to obtain such additional written information about Creative Vistas to the extent that Company possesses such information or can acquire it without unreasonable effort or expense. Each Purchaser further confirms that all documents requested by it have been and remain available for inspection or copying and that such Purchaser has been supplied with all of the additional information concerning this investment that has been requested by such Purchaser. Notwithstanding the foregoing, each Purchaser has had the opportunity to conduct his/her own independent investigation. Each Purchaser acknowledges that he has received no representations or warranties from the Company or Creative Vistas in making this investment decision other than as expressly set forth herein.


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

                                    ARTICLE 5
                            Covenants of the Company

      Section 5.1 Listing of Common Stock. The Company and the Sellers shall use their best efforts to cause the Common Stock of Creative Vistas to continue to be approved for listing on the OTC Bulletin Board prior to the Closing.

      Section 5.2 Lockup Agreement. Sellers agree not to transfer shares of Common Stock beneficially owned by them, other than the Shares being sold hereby, from the date hereof until a date that is sixty (60) days from the date of the Closing.

                                    ARTICLE 6
                            Covenants of the Parties

      The parties hereto agree that:

      Section 6.1 Public Announcements. The Company and Purchasers shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby or the ACT Stock Purchase Agreement or the transactions contemplated thereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation and without the consent of the other parties.

      Section 6.2 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the parties shall promptly notify the other parties hereto of:

            (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

            (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

            (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party or that relate to the consummation of the transactions contemplated by this Agreement.

      Section 6.3 Access to Information. Following the date hereof, until consummation of all transactions contemplated hereby, the Company and the Sellers will give to the Purchasers, their counsel, financial advisers, auditors and other authorized representatives reasonable access to the offices, properties, books and records, financial and other data and information of the Company as Purchasers and their representatives may reasonably request.


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

                                    ARTICLE 7
                              Conditions Precedent

      Section 7.1 Conditions of Obligations of the Purchasers. The obligations of the Purchasers pursuant to this Agreement are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Purchasers:

            (a) Representations and Warranties. Each of the representations and warranties of the Company and the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

            (b) Secretary's Certificate. The Secretary of Creative Vistas shall deliver to the Purchasers at the Closing a certificate certifying: (i) that attached thereto is a true and complete copy of Creative Vistas' Articles of Incorporation, as amended, as in effect at the Closing; and (ii) that attached thereto is a true and complete copy of its By-laws as in effect at the Closing;

            (c) Good Standing Certificates. The Company shall have furnished the Purchasers with a good standing and existence certificate for Creative Vistas in its jurisdiction of incorporation and any jurisdictions in which it is qualified to do business as the Purchasers reasonably request;

            (d) Certified List of Record Holders. The Purchasers shall have received a current certified list from the Creative Vistas' transfer agent of the holders of record of Creative Vistas' Common Stock;

            (e) Board of Directors Resolutions. Delivery of resolutions of the Board of Directors of Creative Vistas approving the transactions contemplated herein; and

            (f) The closing of the ACT Stock Purchase Agreement shall have occurred.

      Section 7.2 Conditions of Obligations of the Sellers. The obligations of the Sellers pursuant to this Agreement are subject to the satisfaction of the following conditions, which may be waived in whole or in part by Company:

            (a) Each of the representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

            (b) The Purchasers shall have furnished Sellers with certified copies of all necessary corporate actions, if applicable, approving the execution, delivery and performance of this Agreement by Purchasers;

            (c) The Sellers shall have received the Purchase Price in accordance with Section 2.2(b); and

            (d) The closing of the ACT Stock Purchase Agreement shall have occurred.

                                    ARTICLE 8
                                   Termination

      Section 8.1 Termination. This Agreement may be terminated and the sale of Shares may be abandoned at any time prior to the Closing:

            (a) by mutual written consent of the parties hereto;

            (b) by either the Sellers or Purchasers if the Closing shall not have occurred on or before September 30, 2004 (unless the failure to consummate the transactions by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

            (c) by the Purchasers if: (i) Company or any Seller shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Company or such Seller; or (ii) any representations and warranties of Company or any Seller contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of Closing Date (except to the extent it relates to a particular date); or

            (d) by the Company or the Sellers if: (i) the Purchasers shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by them; or (ii) any representations and warranties of the Purchasers contained in this Agreement shall not have been true when made or on and as of the Closing Date.

      Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 8, all further obligations of the parties under this Agreement shall forthwith be terminated without any further liability of any party hereto to the other parties hereto. Nothing contained in this
Section 8.2 shall relieve any party hereto from liability for any breach of this Agreement.

                                    ARTICLE 9
                                  Miscellaneous

      Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid:

      If to the Company or Sellers: c/o Miller Capital Corporation
                                    4909 East McDowell Road
                                    Suite 100
                                    Phoenix, Arizona 85008-4793
                                    Attn:  Rudy R. Miller

      With a copy to:               Squire, Sanders & Dempsey L.L.P.
                                    Two Renaissance Square
                                    Suite 2700
                                    40 North Central Avenue
                                    Phoenix, Arizona  85004-4498
                                    Attn:  Christopher D. Johnson

      If to the Purchasers:         As setforth opposite such
                                    Purchasers' names on the
                                    signature pages hereto.

      With a copy to:               Feldman Weinstein LLP
                                    420 Lexington Avenue, Suite 2620
                                    New York, New York 10170
                                    Attn: David N. Feldman

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally, telecopied or, if mailed, five business days after the date of mailing if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      Section 9.2 Amendments; No Waivers.

            (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company, the Sellers and Purchasers; or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 9.3 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      Section 9.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

      Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

      Section 9.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1. shall be deemed effective service of process on such party.

      Section 9.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      Section 9.8 Entire Agreement. This Agreement and any Annexes and Schedules hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

      Section 9.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

      Section 9.12 Definition and Usage.

      For purposes of this Agreement:

            "Affiliate" means, with respect to any Person, any other Person, or indirectly controlling, controlled by, or under common control with such Person.

            "Material Adverse Effect" means any effect or change that is or would be materially adverse to the business, operations, assets, prospects, condition (financial or otherwise) or results of operations of an entity and any of its Subsidiaries, taken as a whole.

            "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

            "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

      Section 9.13 Survival. The representations and warranties herein shall survive the Closing and delivery of the Shares.

      Section 9.14 Further Assurances. From time to time, each party hereto will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

      Section 9.15 Review of Agreement. Each party hereto acknowledges that it has had time to review this Agreement and, as desired, consult with counsel. In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officers, all as of the day and year first above written.

PURCHASERS:


/s/ Sayan Navaratnam                    Address for notice:
-----------------------------------     735-125 Omni Drive
Sayan Navaratnam                        Toronto, Ontario,
                                        M1P 5A9, Canada

/s/ Dominic Burns
-----------------------------------     Address for notice:
Dominic Burns                           15 Westlake  Street
                                        Hampton On L0B 1J0
                                        Canada
/s/ Randy Stern
-----------------------------------     Address for notice:
Randy Stern                             110 Park Avenue
                                        Greenwich, CT 06830


Malar Trust Inc.                        Address for notice:
                                        P.O. BOX # 55389
                                        300 Borough Drive
By: /s/ Sayan Navaratnam                Scarborough,  Ontario
   --------------------------------     M1P 4Z7, Canada
   Name:  Sayan Navaratnam
   Title:

SELLERS:

Miller Capital Corporation


By: /s/ Rudy R. Miller
    --------------------------------
Name:  Rudy R. Miller
Title: Chairman, President & CEO


Tudor Investments LTD
Profit Sharing Plan


By: /s/ Ronald Warinke
    --------------------------------
Name:  Ronald Warinke
Title: Trustee


CREATIVE VISTAS, INC.


By: /s/ Rudy R. Miller
    --------------------------------
Name:  Rudy R. Miller
Title: President

                                     ANNEX A

                          PURCHASERS AND ALLOCATION OF
                            PURCHASE PRICE AND SHARES

                                              NUMBER OF
PURCHASER:                                SHARES ALLOCATED:                     PURCHASE PRICE ALLOCATED:
Sayan Navaratnam                              3,694,034                            $116,653.71
Dominic Burns                                 3,694,034                            $116,653.71
Randy Stern                                    177,313                              $5,599.36
Malar Trust Inc.                              1,934,619                             $61,093.23
                                              ---------                             ----------
      TOTAL:                                  9,500,000                              $300,000

                                     ANNEX B

                            PURCHASE PRICE AND SHARES

                                                                            PURCHASE PRICE PAYABLE AT
                                          NUMBER OF SHARES                CLOSING (NOT INCLUDING ESCROW
SELLER:                                  TO BE SURRENDERED:                         DEPOSIT):
------                                   -----------------                          --------
Miller Capital Corporation                    4,890,822                              $137,500
Tudor Investments LTD Profit                  4,609,178                              $137,500
                                              ---------                              --------
Sharing Plan
      TOTAL:                                  9,500,000                              $275,000

                                 SCHEDULE 3.6(B)

                                MATERIAL CHANGES

1. On September 27, 2004, the shareholders of the Company approved at a special meeting of shareholders an amendment to the Articles of Incorporation of Creative Vistas to eliminate preemptive rights of holders of the Company's common stock. The amendment was filed with the Arizona Corporation Commission on September 30, 2004 and is effective as of such date.

2. During the quarter ended September 30, 2004, Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan, which are the principal shareholders of Creative Vistas and which funded all the costs and expenses associated with maintaining the Company, will forgive certain non-interest bearing promissory notes issued by the Company to such shareholders in the principal amount of $28,350.

3. During the quarter ended September 30, 2004, the remaining assets of Creative Vistas in the form of cash will be used to pay legal expenses incurred in connection with this Agreement.

4. On September 29, 2004, Creative Vistas entered into a Stock Purchase Agreement by and among the Company, A.C. Acquisition Corp., AC Technical Systems, Ltd. and the shareholders of AC Technical Systems, Ltd.

                                  SCHEDULE 3.7

                                 ADVERSE CHANGES

1. During the quarter ended September 30, 2004, Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan, which are the principal shareholders of Creative Vistas and which funded all the costs and expenses associated with maintaining the Company, will forgive certain non-interest bearing promissory notes issued by the Company to such shareholders in the principal amount of $28,350.

2. During the quarter ended September 30, 2004, the remaining assets of Creative Vistas in the form of cash will be used to pay legal expenses incurred in connection with this Agreement.

                                  SCHEDULE 3.8

                                   LIABILITIES

1. During the quarter ended September 30, 2004, Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan, which are the principal shareholders of Creative Vistas and which funded all the costs and expenses associated with maintaining the Company, will forgive certain non-interest bearing promissory notes issued by the Company to such shareholders in the principal amount of $28,350.

                                  SCHEDULE 3.11

                                    CONTRACTS

1. During the quarter ended September 30, 2004, Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan, which are the principal shareholders of Creative Vistas and which funded all the costs and expenses associated with maintaining the Company, will forgive certain non-interest bearing promissory notes issued by the Company to such shareholders in the principal amount of $28,350.

                                  SCHEDULE 3.18

                           RELATED PARTY TRANSACTIONS

1. During the quarter ended September 30, 2004, Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan, which are the principal shareholders of Creative Vistas and which funded all the costs and expenses associated with maintaining the Company, will forgive certain non-interest bearing promissory notes issued by the Company to such shareholders in the principal amount of $28,350.

2. During the quarter ended September 30, 2004, the remaining assets of Creative Vistas in the form of cash will be used to pay legal expenses incurred in connection with this Agreement.